Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-148733) and Form S-8 (No. 333-143959) of AspenBio Pharma, Inc. of our report dated March 18, 2008, which appears on page 30 of this Annual Report on Form 10-KSB for the year ended December 31, 2007.

/s/GHP HORWATH, P.C.

Denver, Colorado
March 18, 2008